Exhibit 5.1

PTL Limited	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/JTC/512238.00001

2 January 2025

Dear Sirs

PTL Limited (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended. The Form S-8 relates to the Company's adoption of the 2024 Equity Incentive Plan which was effective on 31 December 2024 (the Plan).

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.2 to the Form S-8.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 31 December 2024 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 29 December 2023; and

(ii)	a copy of the memorandum and articles of association of the Company as adopted at incorporation (the Memorandum and Articles);

(iii)	the amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 28 June 2024, as filed and effective on 11 July 2024 (the Memorandum and Articles);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Yuki Yan** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 31 December 2024 (the Court Records, and together the Company Registry Records, the Public Records);

(c)	a certificate of incumbency in respect of the Company dated 14 August 2024 (the Certificate of Incumbency) issued by the registered agent of the Company;

(d)	a certificate of good standing dated 5 November 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(e)	the register of directors of the Company as provided to us on 15 October 2024 (the ROD);

(f)	the shareholder list of the Company as provided to us on 31 December 2024 showing the total issued shares of the Company as at 31 December 2024 (the ROM, and together with the ROD, the Registers);

(g)	copies of the written resolutions of the directors of the Company dated 30 December 2024 approving the Company's filing of the Form S-8 and the adoption of the Plan (the Board Resolutions);

(h)	the Form S-8; and

(i)	the Plan.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency, the Good Standing Certificate, the Registers and the Plan is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Plan which has not been properly disclosed in the Board Resolutions;

(h)	the Company will have sufficient authorized but unissued shares to effect the issuance of ESOP Shares (as defined below) at the time of issuance

(i)	upon the issue of any ESOP Shares, the Company will receive consideration for the full exercise price thereof which shall be equal to at least the par value thereof;

(j)	the Company is, and after the allotment and issuance of the ESOP Shares will be, able to pay its liabilities as they fall due; and

(k)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA), and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Authorised share capital

(b)	The Company is authorised to issue unlimited shares of single class with no par value (the Ordinary Shares).

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance of the ESOP Shares under the Plan and the Form S-8.

Valid issuance of ESOP Shares

(d)	The Ordinary Shares to be issued by the Company in accordance with the Plan (the ESOP Shares) have been duly authorised for issue and when:

(i)	all provisions of the memorandum and articles of association of the Company then in effect, the Plan, the applicable award agreement and the Board Resolutions have been satisfied;

(ii)	full payment of exercise price, which is not less than the par value per ESOP Share, has been received by the Company; and

(iii)	such issuance of ESOP Shares have been duly registered in the Company's register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the 2024 Equity Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

4.3	For the purposes of this opinion "in good standing" means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.

4.4	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act (Revised) that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the Plan is effective.

Yours faithfully

/s/ Ogier

Ogier